                                                   Filed Pursuant to Rule 424(a)
                                                      Registration No. 333-09349

                                                                      PROSPECTUS


                                 526,559 Shares
                             AVAX TECHNOLOGIES, INC.
                                  Common Stock

This Prospectus relates to the offer (the "Offering") by the securityholders named herein under the caption "Selling Securityholders" (collectively, the "Selling Securityholders") for sale to the public of the following securities of AVAX Technologies, Inc. (the "Company"): (i) 228,348 shares of the Company's common stock, par value $.004 per share (the "Common Stock"); (ii) 260,874 shares of Common Stock issuable upon conversion of currently outstanding shares of Series B Convertible Preferred Stock, par value $.01 per share, of the Company ("Series B Preferred Stock"); and (iii) 37,337 shares of Common Stock issuable upon (a) the conversion of shares of Series B Preferred Stock of the Company issuable upon exercise of the warrants issued to designees of the placement agent of an offering of Series B Preferred Stock (the "Series B Placement Warrants") and (b) exercise of warrants issued to the designees of the placement agent for certain bridge financing transactions of the Company described herein (the "Bridge Placement Warrants," and together with the Series B Placement Warrants, the "Placement Warrants"). The number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock and upon exercise of the Placement Warrants is subject to adjustment in certain events. This Prospectus relates to the shares of Common Stock remaining to be sold by the Selling Securityholders in an offering which commenced on July 7, 1997 for an aggregate of 7,047,788 shares of Common Stock by various holders of securities of the Company.

The Company will not receive any proceeds from the sale of shares of Common Stock. The Company is not expected to receive any proceeds from the exercise of the Placement Warrants since the Placement Warrants may be exercised pursuant to a cashless exercise provision. In the event that the Placement Warrants are exercised for cash, the Company intends to use such net cash proceeds (after estimated expenses of this Offering of approximately $785,000) for general working capital purposes. Proceeds, if any, from the exercise for cash of all the Placement Warrants, before deduction of estimated expenses of this Offering, would be approximately $2,841,000. Whether, how and to what extent any of the Placement Warrants will be exercised, and whether the Placement Warrants are exercised for cash or not, cannot be predicted by the Company.

The Selling Securityholders have advised the Company that they may from time to time, without limitation or notice to the Company, directly to purchasers or through underwriters, brokers, dealers or agents, sell all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Securities Act of 1933. The Company will receive no proceeds from the sale of such securities. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders in all open market transactions. The Company will pay all other expenses of this Offering. See "Plan of Distribution."

The Company has informed the Selling Securityholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to the sales of their shares offered hereby. The Company also has advised the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the shares offered hereby.

The Company is in the research and development stage, has not had any operating revenues, and at June 30, 1998, had an accumulated deficit of approximately $10,479,881. The Company is continuing to incur losses and expects to incur significantly increasing additional losses for the foreseeable future.

The Common Stock is listed for quotation on the Nasdaq SmallCap Market under the symbol "AVXT". The last reported sale price of the Common Stock on the Nasdaq SmallCap Market on August 14, 1998, was $2.00 per share. There can be no assurance that an active trading market in the Company's securities will develop or be sustained. See "Risk Factors" and "Plan of Distribution".

                                -----------------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                               -----------------

    THE COMMON STOCK HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                               -----------------
                The date of this Prospectus is September 1, 1998

                           FORWARD-LOOKING STATEMENTS

Certain written and oral statements made or incorporated by reference by the Company or its representatives in this Prospectus, other reports and filings with the Securities and Exchange Commission (the "Commission"), press releases, conferences or otherwise, are "forward looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA") and Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words "estimate", "project", "intend", "forecast", "anticipate", "plan", "planning", "expect", "believe", "will", "will likely", "should", "could", "would", "may" or words or expressions of similar meaning. In addition, except for historical matters, certain other statements set forth or incorporated by reference in this Prospectus and elsewhere by the Company from time to time, including, without limitation, the Company's research and development programs, the possible filing of Investigational New Drug Applications or marketing applications for M-Vax(TM), O-Vax(TM), or any other products that the Company may develop, the seeking of joint development or licensing arrangements with pharmaceutical companies, the research and development of particular compounds and technologies for particular indications and the period of time for which the Company's existing resources will enable the Company to fund its operations and to meet the continuing listing requirements for the quotation of its securities on the Nasdaq SmallCap Market and the possibility of contracting with other parties additional licenses to develop, manufacture and market commercially viable products, are forward-looking statements within the meaning of the PSLRA. Such forward-looking statements are based upon the Company's current belief as to the outcome, occurrence and timing of future events or current expectations and plans based upon, among other things, assumptions made by, and information currently available to management, including management's own knowledge and assessment of the Company's industry, competition and current regulatory environment. All such statements involve significant risks and uncertainties. Many important factors affect the Company's ability to achieve the stated outcomes and to successfully develop and commercialize its product candidates, including, among other things, the ability to obtain substantial additional funds, obtain and maintain all necessary patents or licenses, to demonstrate the safety and efficacy of product candidates at each state of development, to meet applicable regulatory standards and receive required regulatory approvals, to meet obligations and required milestones under its license agreements, to be capable of producing drug candidates in commercial quantities at reasonable costs, to compete successfully against other products and to market products in a profitable manner. Although the Company believes that its assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there also can be no assurance that the statements included or incorporated by reference in this Report and elsewhere will prove to be accurate. In addition, such risks and uncertainties included herein and elsewhere are not exhaustive. Other sections of this Prospectus and the Company's other filings with the Commission from time to time, may include additional factors which could impact adversely upon the Company's business and other financial performance. Moreover, the Company operates in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such factors on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Accordingly, in light of the significant uncertainties inherent in these statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved; in fact, actual results could differ materially from those contemplated by such forward-looking statements. Given these risks, uncertainties and limitations, investors should not rely upon forward-looking statements as a predictor of actual results. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements or to reflect the occurrence of unanticipated events.

                              AVAILABLE INFORMATION

The Company is a "reporting company" as such term is employed in the Securities Exchange Act of 1934 (the "Exchange Act") and accordingly files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). All such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and other information regarding registrants that file electronically with the Commission.

This Prospectus constitutes a part of a Registration Statement on Form S-3, including the Registration Statement on Form SB-2 filed by the Company with the Commission (together with all amendments and exhibits thereto being herein referred to as the "Registration Statement") under the Securities Act of 1933 (the "Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the securities offered hereby. The statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Company is a "small business issuer" as such term is defined in Rule 405 promulgated under the Act.

                       DOCUMENTS INCORPORATED BY REFERENCE

The following documents, all of which are previously filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference into this
Prospectus:

1. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, as filed with the Commission on March 16, 1998;
2. The Company's Quarterly Report on Form 10-QSB for the three months ended June 30, 1998, as filed with the Commission on August 14, 1998;
3. The Company's Quarterly Report on Form 10-QSB for the three months ended March 31, 1998, as filed with the Commission on May 14, 1998;
4.   The Company's Proxy Statement, as filed with the Commission on April 28,
     1998;
5. The Company's Reports on Form 8-K, as filed with the Commission on January 28, 1998, February 19, 1998, March 11, 1998, March 31, 1998,
     April 2, 1998, April 14, 1998, May 19, 1998, May 29, 1998, June 10,
     1998, June 18, 1998, June 24, 1998, June 29, 1998, July 13, 1998, July
     24, 1998 and July 27, 1998; and
6. The description of the Common Stock of the Company contained in its Registration Statement on Form 8-A filed on April 4, 1997.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering to which this Prospectus relates (this "Offering") shall be deemed to be incorporated by reference into this Prospectus and to be part of this Prospectus from the date of filing thereof.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this Prospectus or such Registration Statement.

The Company will provide without charge to each person to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). The address and telephone number to which such request is to be directed are: Erika Rich, Office Manager, AVAX Technologies, Inc., 4520 Main Street, Suite 930, Kansas City, MO 64111, telephone (816) 960-1333.

                               PROSPECTUS SUMMARY

The following summary does not purport to be complete and is qualified in its entirety by reference to the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus, including, without limitation, the information under "Risk Factors," or incorporated herein by reference, and, accordingly, should be read in conjunction therewith. Prospective investors are also cautioned to review the information under the heading "Forward-Looking Statements" on the insider cover page of this Prospectus.


                                 COMPANY SUMMARY

AVAX(TM) Technologies, Inc. ("AVAX" or the "Company"), is a development stage biopharmaceutical company which intends to acquire rights to, and to develop, technologies and products for the treatment of cancer and other life-threatening diseases. The Company initially intends to focus its efforts primarily on the development of immunotherapies and chemotherapies for cancer. Immunotherapy is a rapidly developing segment of the cancer therapeutic market.

In 1995, the Company licensed (the "TJU License") from Thomas Jefferson University ("TJU") an issued U.S. patent and certain U.S. and foreign patent applications covering a cancer vaccine containing a cancer patient's own modified tumor cells, and a method for making and using such a vaccine. This technology allows the Company to produce an autologous cell vaccine (an "AC Vaccine") that attempts to stimulate the patient's immune system to eliminate the cancer. This technology has emerged from research conducted at TJU and primarily involves the removal of a patient's own tumor cells, modifying them with a small molecule known as a hapten, and reintroducing the product back into the patient. The approach is based on the premise that a patient's immune response to a strongly immunogenic, hapten-modified tumor antigen may be followed by the development of an immune response to the unmodified tumor antigen, somewhat analogous to the phenomenon of drug-induced autoimmune disease.

The Company's initial AC Vaccine(TM), M-Vax(TM), has been undergoing physician-sponsored human clinical trials based on an experimental protocol at TJU as an outpatient, post-surgical, adjunct therapy for the treatment of melanoma, and is believed by the Company to be the first therapeutic cancer vaccine to show a substantial increase in the survival rate for patients with stage 3 melanoma. In such ongoing clinical trials at TJU, over 300 melanoma patients have been treated post-surgically on an outpatient basis with M-Vax. In 62 patients with stage 3 melanoma in protocols in which there has been sufficient time for long-term follow-up, the five-year survival rate is approximately 60%. This compares with the historical and control group stage 3 survival rate of approximately 20%, and the survival rate for treatment with high dose alpha interferon of approximately 32% in stage 3 patients whom the Company believes to be comparable to those treated with M-Vax. In patients over 50 years old treated with M-Vax, the five-year survival rate was approximately 71%. In the over 300 patients treated in studies, the Company believes that only relatively minor side effects, such as mild transient nausea and soreness and swelling at the site of the application of the M-Vax vaccine, have been witnessed to date.

David Berd, M.D., Professor of Medicine and Clinical Oncologist at TJU and the inventor of the AC Vaccine technology, has conducted the ongoing clinical trials at TJU pursuant to an FDA-approved, physician-sponsored Investigational New Drug Application ("IND"). The Company has met with the FDA to discuss the clinical results obtained with M-Vax, the use of such results in support of the submission of a Company-sponsored IND to the FDA, and to review its proposed development plan. Following such meeting, the Company reviewed with the FDA a proposed pivotal registration protocol and the Company's plans to submit a Company-sponsored IND to support multi-center pivotal registration trials. The Company-sponsored IND was submitted to the FDA and has become effective to allow the Company to proceed with a large multi-center adequate and well-controlled clinical trial intended to support a biologics license application. Depending upon the results of such clinical trials, it is the Company's intention to use the results of these Company-sponsored clinical trials, along with the results of the clinical trials conducted at TJU, as the basis for filing an application for FDA approval to market M-Vax. The Company also may pursue a similar regulatory approval and commercialization strategy for M-Vax in Australia, Canada, Mexico and certain other countries through corporate partnering strategies, although such strategies have not yet been finalized or initiated.

Denial of any regulatory approvals or any significant delays in obtaining any of the same would have a material adverse effect on the Company.

The Company also believes that the AC Vaccine technology may have applications in the treatment of other cancers, which may include ovarian, breast, prostate, lung and colorectal cancers and acute myelogenous leukemia (AML). The Company intends to fund the preclinical and initial clinical development of this technology for at least some of these indications. Accordingly, in addition to continuing the clinical work on M-Vax, the Company has also entered into a sponsored research agreement with TJU relating to the development of additional immunotherapies based on the AC Vaccine technology. For example, the Company is treating post-surgical stage 3 patients in its Phase I/II clinical trial of O-Vax(TM), its AC Vaccine for ovarian cancer. This trial is being conducted at TJU under the direction of Dr. David Berd and has shown a positive immune response to haptenized tumor cells in the first nine of nine patients treated, and has also shown a positive immune response to unhaptenized tumor cells in the first eight of nine patients treated, both as measured by a delayed type hypersensitivity (DTH) test. Recently, the Company has received agreement from the NCI to sponsor a Phase I/II trial in ovarian cancer which the Company intends to begin later this year. The Company also plans to evaluate the AC Vaccine in other cancers and to initiate similar Phase I/II clinical trials where appropriate.

In connection with the Company's strategy to acquire, develop and commercialize other potential biotechnology products and technologies, the Company has licensed from Rutgers University and the University of Medicine and Dentistry of New Jersey (collectively, "Rutgers"), certain patent applications relating to a series of topoisomerase inhibitor compounds for the potential treatment of cancer and infectious diseases (the "Rutgers License"). The Company also has licensed from The Texas A&M University System ("Texas A&M"), an issued U.S. patent and certain patent applications relating to a series of novel anti-estrogen compounds for the potential treatment of cancer (the "Texas A&M License"). Pursuant to the Rutgers License and the Texas A&M License (and under its related sponsored research agreements with each of Rutgers and Texas A&M), the Company intends to continue to expend substantial resources on the research and development of these compounds.

In order to contain costs, the Company may continue to use sponsored research agreements and contract research organizations to help it develop its technologies. At the appropriate time the Company may seek corporate partners to provide the necessary resources and expertise for clinical development and to manufacture, market and distribute products. In addition, the Company may seek to explore the acquisition and subsequent development and commercialization of additional commercially promising immunotherapy, chemotherapy and adjuvant technologies. No assurance can be given that the Company will have the requisite resources or that any such projects will be identified on terms favorable to the Company, if at all.

The Company may seek to explore the acquisition and subsequent development and commercialization of additional commercially promising immunotherapy and adjuvant technologies. No assurance can be given that the Company will have the requisite resources or that any such projects will be identified on terms favorable to the Company, if at all.

The Company was incorporated in the State of New York on January 12, 1990, under the name Nehoc, Inc. On May 29, 1992, it changed its name to Appex Technologies, Inc. On October 22, 1992, the Company merged into Walden Laboratories, Inc. ("Walden"), a Delaware corporation, which was incorporated on September 18, 1992. On December 27, 1995, Walden sold its former leading product under development, an over-the-counter nutritional dietary, medicinal and/or elixorative food supplement or drug and related patents and intellectual property to a subsidiary of Interneuron Pharmaceuticals, Inc. The Company changed its name from Walden Laboratories, Inc., to AVAX Technologies, Inc., effective March 26, 1996.

The Company's principal executive office is located at 4520 Main Street, Suite 930, Kansas City, Missouri 64111. Its telephone number at that address is (816) 960-1333.

AVAX(TM), AC Vaccine(TM), M-Vax(TM) and O-Vax(TM) are trademarks of the Company. This Prospectus also includes trademarks of other companies.

                                OFFERING SUMMARY

Common Stock Outstanding
  as of July 28, 1998:        8,332,169 shares of Common Stock,  including 228,348 currently outstanding shares of Common
                              Stock directly held by the Selling Securityholders. 1


Common Stock Offered
  by Selling Securityholders: 526,559 shares of Common Stock.


Risk Factors:                 The securities offered hereby involve a high degree of risk.  See "Risk Factors."


Nasdaq SmallCap
 Market Symbol:               AVXT


Use of Proceeds:              The Company will not receive any proceeds from the sale of shares by the Selling Securityholders.
                              The Company is not expected to receive any proceeds from the exercise of the Placement Warrants since the Placement Warrants may be exercised pursuant to a cashless exercise provision. In the event that the Placement Warrants are exercised for cash, the Company intends to use such net cash proceeds (after estimated offering expenses of this Offering of approximately $785,000) for general working capital purposes. Proceeds, if any, from the exercise for cash of all the Placement
                              Warrants, before deduction of estimated expenses of this Offering, would be approximately
                              $2,841,000. Whether, how and to what extent any of the Placement Warrants will be exercised, and whether the Placement Warrants are exercised for cash or not, cannot be predicted by the Company.
                              See "Use of Proceeds" and "Selling Securityholders".


---------

     (1) Does not include (i) 4,603,158 shares of Common Stock issuable upon conversion of currently outstanding shares of Series B Preferred Stock, (ii) 704,814 shares of Common Stock issuable upon (a) exercise of Bridge Placement Warrants and (b) conversion of Series B Preferred Stock issuable upon exercise of Series B Placement Warrants, (iii) 135,000 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted exercise price of $2.58 per share under the Company's 1992 Stock Option Plan, (iv) 1,365,000 shares of Common Stock reserved for issuance of future options under the Company's 1992 Stock Option Plan, (v) 1,202,016 shares of Common Stock reserved for issuance pursuant to the employment arrangements among the Company and certain of its full-time employees, officers, directors and consultants, and (vi) approximately 620,500 shares of Common Stock issuable upon exercise of other warrants to purchase shares of Common Stock.

                                  RISK FACTORS

An investment in the shares of Common Stock offered hereby is highly speculative in nature, involves a high degree of risk and should not be purchased by persons who cannot afford a loss of their entire investment. Each prospective investor should consider carefully the risks inherent in and affecting both the business of the Company and the value of the Common Stock and speculative factors including, without limitation, the following risk factors, as well as other information contained elsewhere in this Prospectus or incorporated by reference before making an investment in the Common Stock.

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY

The Company has incurred substantial operating losses since its inception. As of June 30, 1998, the Company's accumulated deficit was approximately $10,479,881. The Company expects to incur significant increasing operating losses over the next several years, primarily due to the expansion of its research and development programs, including clinical trials for M-Vax(TM) , O-Vax(TM)and pre-clinical studies and clinical trials for other products that it may acquire or develop. The Company's ability to achieve profitability depends upon, among other things, its ability to develop products, obtain regulatory approval for its proposed products, and enter into agreements for product development, manufacturing and commercialization. The Company's M-Vax and O-Vax products do not currently generate revenue and the Company does not expect to achieve revenues from these or other products for the foreseeable future. Moreover, there can be no assurance that the Company will ever achieve significant revenues or profitable operations from the sale of M-Vax, O-Vax, or any other products that it may develop.

NEED FOR ADDITIONAL FINANCING; ISSUANCE OF SECURITIES; FUTURE DILUTION

In the future, the Company will require substantial additional financing to continue research, undertake product development and to pursue the manufacturing and marketing of any products that it may develop. The Company anticipates that further funds may be raised through additional debt or equity financings conducted by the Company, or through collaborative ventures entered into between the Company and potential corporate partners. However, there can be no assurance that any such offering will be consummated or that the Company will otherwise be able to obtain additional financing or that such financing, if available, can be obtained on terms favorable or acceptable to the Company. If such offerings are not consummated or additional financing is not otherwise available, the Company will be required to modify its business development plans or reduce or cease certain or all of its operations.

While the Company may seek to enter into collaborative ventures with corporate sponsors to fund some or all of its research and development activities, as well as to manufacture or market any products which may be successfully developed, the Company currently does not have any such arrangements with corporate sponsors, and there can be no assurance that the Company will be able to enter into such ventures on favorable or acceptable terms, if at all. In addition, no assurance can be given that the Company will be able to complete a subsequent public offering or private placement of its securities. Failure by the Company to enter into such collaborative ventures or to receive additional funding to complete its proposed product development programs either through a private placement or a public offering could have a material adverse effect on the Company. In the event that the Company obtains any additional funding, such financings may have a dilutive effect on the holders of the Common Stock. See "Risk Factors--Dependence on Third Parties for Additional Funds and for Manufacturing, Marketing and Selling."

In addition, the Company currently has an employee stock option plan under which its officers and directors will be eligible to receive stock options exercisable for Common Stock at exercise prices which may be lower than the current market price of the Common Stock. Similarly, under employment arrangements with certain full-time employees, officers, directors and consultants of the Company, the Company has granted such employees, officers, directors and consultants options for Common Stock at exercise prices that may be lower than the prevailing market price of the Common Stock from time to time. Such stock option grants under the employee stock option plan if any, and to certain of the full-time employees, officers, directors and consultants of the Company, may dilute the value of the Common Stock.

DEVELOPMENT STAGE COMPANY

Although the Company was organized in January 1990, it has only conducted limited research activities, principally through its license and research agreements with TJU, Rutgers and Texas A&M, and has not generated any significant revenues to date from operations. Accordingly, the Company must be evaluated in light of the expenses, delays, uncertainties and complications typically encountered by newly established biopharmaceutical businesses, many of which uncertainties and complications may be beyond the Company's control. These include, but are not limited to, unanticipated problems relating to product development, testing, regulatory compliance, manufacturing, marketing and competition, and additional costs and expenses that may exceed current estimates. There can be no assurance that the Company will successfully develop and commercialize any products, generate any revenues or ever achieve profitable operations.

TECHNOLOGICAL UNCERTAINTY AND EARLY STAGE OF PRODUCT DEVELOPMENT

The technologies and products which the Company intends to develop are in the early stages of research and development, require significant further research, development and testing and are subject to the risks of failure inherent in the development of products based on innovative or novel technologies. These risks include, but are not limited to, the possibility that any or all of the Company's proposed products will be found to be ineffective or unsafe, that the products once developed, although effective, are uneconomical to market, that third parties hold proprietary rights that preclude the Company from marketing such products or that third parties market a superior or equivalent product and that the Company will be unable to secure a meaningful patent position for such products. See "Risk Factors--Uncertainty Regarding Patents and Proprietary Rights; TJU Patent Re-issuance Application." The results of initial pre-clinical and clinical testing of the Company's current and proposed products under development are neither necessarily predictive of results that will be obtained from subsequent or more extensive pre-clinical and clinical testing nor necessarily acceptable to the United States Food and Drug Administration (the "FDA") or other similar agencies to support applications for marketing permits.

The Company's agreements with (i) TJU, its licensor for the AC Vaccine technology, (ii) Rutgers, its licensor for certain anti-cancer and anti-infective technology and (iii) Texas A&M, its licensor for certain anti-cancer technology, do not contain any representations by the licensors as to the safety or efficacy of the inventions or discoveries covered thereby. The Company is unable to predict whether the research and development activities it is funding will result in any commercially viable products or applications. Further, due to the extended testing required before marketing clearance can be obtained from the FDA or other similar agencies, the Company is not able to predict with any certainty, when, if ever, it will be able to commercialize any of its proposed products.

The market for biotechnology in general, and for cancer immunotherapies, such as the AC Vaccine technology and other possible future products, in particular, are characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's future success will depend upon its ability to develop and commercialize its existing product and to develop new products. There can be no assurance that the Company will successfully complete the development of its existing product or of any future product or that the Company's current or future products will achieve market acceptance. Any delay or failure of M-Vax, O-Vax, or any future product which the Company may develop, in achieving market acceptance would materially and adversely affect the Company's business. In addition, there can be no assurance that products or technologies developed by others will not materially render the Company's existing or future products or technologies non-competitive or obsolete.

This Prospectus includes estimates by the Company of the number of patients with a particular type of cancer or other diseases, the number of patients who were administered a particular vaccine or drug and the number of patients who received or might have been candidates for a particular type of treatment. There can be no assurance that such estimates accurately reflect the true market or the extent to which any of the Company's products, if successfully developed, will actually be used by patients. Furthermore, even if patient use occurs, there can be no assurance that the Company's sales of its products for such uses will be profitable. Failure of the Company to successfully develop, obtain regulatory approval for, introduce and market M-Vax, O-Vax and any possible future products would have a material adverse effect on the Company.

GOVERNMENT REGULATION; NO ASSURANCE OF PRODUCT APPROVAL

The proposed products of the Company will be subject to very stringent federal, state and local government regulations, including, without limitation, the Federal Food, Drug and Cosmetic Act, and its state and local counterparts. Similar regulatory frameworks exist in other countries where the Company may consider marketing its products. To date, TJU and Dr. David Berd, the inventor of the AC Vaccine technology, have conducted the ongoing clinical trials at TJU pursuant to an FDA-approved physician sponsored Investigational New Drug Application ("IND"). The Company met earlier with the FDA to discuss the clinical results obtained with M-Vax and the use of such results in support of the submission of a Company-sponsored IND to the FDA, which has now been activated by the FDA. The Company has met with the FDA to review its proposed development program, which includes multi-center pivotal registration trials for M-Vax. Prior to marketing M-Vax, O-Vax, or any other possible product the Company may develop, such product must undergo an extensive regulatory approval process. Any denials or delays in obtaining requisite approvals would be likely to have a material adverse effect on the Company.

The regulatory process includes extensive pre-clinical and clinical testing of any product to establish its safety and efficacy. This testing can take many years and require the expenditure of substantial capital and other resources. In the U.S., clinical trials are stringently regulated by the FDA, and the FDA may suspend clinical trials at any time if it determines that patients are being exposed to an unreasonable health risk, or for certain other reasons. Delays or denials of marketing approval are encountered regularly due to the submission of unacceptable or incomplete data as deemed by the FDA or other similar regulatory agency, or due to regulatory policy for product approvals. In addition, new government regulations may be established that could delay or prevent regulatory approval of the Company's products under development. These delays may be encountered both domestically and abroad. There is no assurance that even after clinical testing, regulatory approval will ever be obtained. If regulatory approval is obtained, the uses for which any products may be marketed will be limited to specific indications. Following regulatory approval, if any, a marketed product and its manufacturer are subject to continual regulatory review and periodic inspections. In the U.S., the Company would be required to comply with FDA requirements for manufacturing, labeling, advertising, record keeping and reporting of adverse experiences and other information. In addition, the Company would be required to comply with federal and state health care anti-kickback laws and other health care fraud and abuse laws that pertain to the marketing of pharmaceuticals. Failure to comply with regulatory requirements could subject the Company to administrative or judicial enforcement actions, including but not limited to product seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products or withdrawal of existing approvals, as well as increased product liability exposure, any of which could have a material adverse effect on the Company. Development and marketing of the Company's products outside the U.S. will be subject to foreign regulatory requirements governing clinical trials, marketing approval, manufacturing and pricing. Failure to comply with these requirements could result in enforcement actions or penalties or could delay introduction of the Company's products in certain countries.

Failure of the Company to obtain and maintain regulatory approval of its proposed products, processes or facilities would have a material adverse effect on the business, financial condition and results of operations of the Company. In addition, many academic institutions and companies doing research in the field of cancer immunotherapy are using a variety of approaches and technologies. Any adverse results obtained by such researchers in pre-clinical or clinical studies, even if not directly or indirectly related to the Company's potential products or approaches, could adversely affect the regulatory environment for immunotherapy or other biotechnology products generally, and possibly lead to delays in the approval process for the Company's potential products.

DEPENDENCE ON OTHERS FOR CLINICAL DEVELOPMENT OF, AND REGULATORY APPROVALS FOR, MANUFACTURING AND MARKETING OF PHARMACEUTICAL PRODUCTS

The Company anticipates that it may in the future seek to enter into collaborative agreements with pharmaceutical, or other biotechnology companies, for the development of, clinical testing of, seeking of regulatory approval for, and manufacturing, marketing and commercialization of, certain of its products. The Company may in the future grant to its collaborative partners, if any, rights to license and commercialize any pharmaceutical products developed under these collaborative agreements and such rights would limit the Company's flexibility in considering alternatives for the commercialization of such products. Under such agreements, the Company may rely on such collaborative partners to conduct research efforts and clinical trials on, obtain regulatory approvals for, manufacture, market and commercialize certain of the Company's products. Although the Company believes that such collaborative partners might have an economic motivation to commercialize the pharmaceutical products which they may license, the amount and timing of resources devoted to these activities generally will be controlled by each such individual partner. There can be no assurance that the Company will be successful in establishing any collaborative arrangements, or that, if established, such future partners will be successful in commercializing products or that the Company will derive any revenues from such arrangements. Although the Company intends to pursue such collaborative arrangements in the future, there are no specific arrangements, proposals, plans or understandings with respect to any such collaborative arrangements.

DEPENDENCE ON THIRD PARTIES FOR ADDITIONAL FUNDS AND FOR MANUFACTURING, MARKETING AND SELLING

The Company currently does not have the resources to commercially manufacture, directly market or sell M-Vax, O-Vax, or any products it may develop in the future. Accordingly, the Company may be dependent on corporate partners or other entities for, and may have only limited control over, commercial scale manufacturing, marketing and selling of its products. The inability of the Company to acquire such third party manufacturing, distribution, marketing and selling arrangements for the Company's anticipated products will have a material adverse effect on the Company's business. There can be no assurance that the Company will be able to enter into any arrangements for the manufacturing, marketing and selling of its products. While the Company is in the process of establishing commercial scale manufacturing facilities, such endeavor will require substantial additional funds, the hiring and retention of significant additional personnel and compliance with extensive regulations applicable to such a facility. There can be no assurance that the Company will be able to successfully establish such a facility, hire such personnel or successfully manufacture products for sale at competitive prices.

DEPENDENCE ON LICENSES AND SPONSORED RESEARCH AGREEMENTS

The Company relies heavily on third parties for a variety of functions, including certain functions relating to research and development. As of July 28, 1998, the Company had only seven full-time employees. The Company is party to several license and research agreements which place substantial responsibility on the Company's licensors for research and clinical development of its products and technologies.

In particular, the Company is dependent upon the TJU License as the basis of its proprietary AC Vaccine technology and is dependent upon a sponsored research agreement with TJU for research and development efforts in connection therewith. Pursuant to the TJU License, the Company is obligated to pay an up-front license fee, to use due diligence in developing and bringing products to market and to make certain payments upon the achievement of certain milestones. The Company is also obligated to make royalty payments on the sales, if any, of products resulting from such licensed technology and, is responsible for the costs of filing and prosecuting patent applications and maintaining issued patents. In addition, the Company is required to invest a minimum amount per year in the AC Vaccine technology as well as sponsored research at TJU. The Company is similarly dependent upon the Rutgers License and Texas A&M License for certain of its technology, and has financial and other obligations thereunder (and under its related sponsored research agreements with each of Rutgers and Texas A&M) which are similar to those under the TJU agreements.

As the Company currently does not have laboratory facilities, the Company's research and development activities are intended to be conducted by universities or other institutions pursuant to sponsored research agreements. The sponsored research agreement entered into by the Company, TJU and Dr. Berd generally requires periodic payments by the Company to TJU on a quarterly basis.
There are similar types of obligations under the Rutgers License and Texas A&M License.

If the Company does not meet its financial, development, or other obligations in a timely manner under its license agreements or related sponsored research agreements, the Company could lose the rights to its proprietary technology or the right to have its licensors and others conduct its research and development efforts, any of which could have a material adverse effect on the Company. TJU has the right to terminate the R&D agreement on 30 days' written notice if it becomes unable for any reason to complete the Study.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS; TJU PATENT RE-ISSUANCE APPLICATION

The biotechnology industry places importance on obtaining patent and trade secret protection for new technologies, products and processes. Also, particularly in the case of biological therapies, additional protection may be afforded by the regulatory approval process. The success of the Company will depend in substantial part on its ability, on the ability of its current licensors and on the ability of its potential future licensors, if any, to obtain patents, defend such patents, maintain trade secrets, obtain regulatory approvals and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. The patent position of firms relying upon biotechnology is highly uncertain and involves complex legal and factual questions. To date there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents or the degree of protection afforded under such patents.

More specifically, the Company relies on TJU's issued patent for its proprietary patent rights in and to the AC Vaccine technology and may rely on certain United States patents and pending patent applications, as well as a pending foreign Patent Cooperation Treaty ("PCT") application, relating to various aspects of its present and future products and processes. The patent application and issuance process can be expected to take several years and could entail considerable expense to the Company, as it may be responsible for such costs under the terms of any technology agreements. There can be no assurance that patents will issue as a result of any applications or that existing patents and any patents resulting from such applications, will be sufficiently broad to afford protection against competitors with similar technology. In addition, there can be no assurance that any issued patents will be enforceable and will not be subject to reexamination or reissue, or challenged, invalidated, or circumvented. There can be no assurance that the rights granted thereunder will provide competitive advantages to the Company. The commercial success of the Company will also depend upon avoiding infringement of patents issued to competitors. A United States patent application is maintained under conditions of confidentiality while the application is pending, so the Company cannot determine the inventions being claimed in pending patent applications filed by third parties. As a result, the Company cannot be certain that its scientists were the first to make inventions covered by its patents and patent applications.

In the event a third party has filed a patent application relating to an invention claimed in a Company patent application, the Company or its licensor may be required to participate in an interference proceeding in the United States Patent and Trademark Office to determine priority of the invention, which could result in substantial uncertainties and cost for the Company, even if the eventual outcome is favorable to the Company. An adverse outcome could subject the Company to significant liabilities to third parties and require the Company to license disputed rights from third parties at an undeterminable cost or to cease using the technology. In addition to patent litigation and interferences, a third party may at some time seek to have a patent of the Company reexamined in the Patent Office on the basis of prior art. The Company, or a licensor of the Company, may also at some time seek reexamination, or reissue, of a Company patent.

The Company has recently submitted an application for reissue for the purpose of strengthening the TJU patent in light of a prior art reference which may have a material adverse impact on the patent. The prior art reference relates to the publication, slightly more than one year prior to the filing of the patent, of an abstract for an oral presentation given by the inventor of the AC Vaccine technology. Although the Company believes that there is a sound basis for this reissue application, there can be no assurance that a patent will issue from the application, or that any such patent will be enforceable and will not be challenged, invalidated, or circumvented. In connection with the application for re-issuance, the Company may seek to have the patent's claims modified to reconcile such claims with the prior art reference. There can be no assurance that the validity or enforceability of the Company's patents and its applications, if issued, would be upheld by a court. In the absence of an enforceable patent, the Company may rely upon significant regulatory barriers to competition.

While no patent that could be potentially infringed by manufacture, use or sale of the Company's product candidates has come to the attention of the Company, the Company's product candidates are still in the development stage, and neither their formulations nor their method of manufacture have been finalized. Thus, there can be no assurance that the manufacture, use or sale of the Company's product candidates will not infringe patent rights of others. The Company may be unable to avoid infringement of any such patents and may have to seek a license, defend an infringement action, or challenge the validity of the patents in court. There can be no assurance that a license will be available to the Company, if at all, upon terms and conditions acceptable to the Company or that the Company will prevail in any patent litigation. Litigation may be necessary to defend or enforce the Company's patent and license rights or to determine the scope and validity of others' proprietary rights. Defense and enforcement of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable to the Company, and can result in the diversion of substantial resources from the Company's other activities. There can be no assurance that the Company will have sufficient resources to pursue such litigation. If the Company does not obtain a license under any such patents, is found liable for infringement, or is not able to have them declared invalid, the Company may be liable for significant money damages, may encounter significant delays in bringing products to market, or may be precluded from participating in the manufacture, use or sale of products or methods of treatment covered by such patents, any of which could have a material adverse effect on the Company's business, results of operation and financial condition.

In its product development activities, the Company relies substantially on certain technologies which are not patentable or proprietary and are therefore available to the Company's competitors. The Company also relies on certain proprietary trade secrets and know-how which may or may not be patentable, or which the Company may choose to keep secret and not file as a patent. Further, the Company may also rely upon certain regulatory barriers to prevent competitors from using the Company's technologies. Although the Company has taken steps to protect its unpatented trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors. If the Company's employees, scientific consultants or collaborators develop inventions or processes independently that may be applicable to the Company's product candidates, disputes may arise about ownership of propriety rights to those inventions and processes. Such inventions and processes will not necessarily become the Company's property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of the Company's proprietary rights. Failure to obtain or maintain patent and trade secret protection, for any reason, could have a material adverse effect on the Company. Certain of the Company's patents are directed to inventions developed within academic institutions (from which the Company earlier acquired rights to such patents) with funds from United States government agencies. As a result of these arrangements, the United States government may have rights in certain inventions developed during the course of the performance of federally funded projects as required by law or agreements with the funding agency. Several bills affecting patent rights have been introduced in the United States Congress. These bills address various aspects of patent law, including publication, patent term, re-examination, subject matter and enforceability. It is not certain whether any of these bills will be enacted into law or what form new laws may take. Accordingly, the effect of legislative change on the Company's intellectual property rights is uncertain.

CONDUCTING BUSINESS ABROAD

To the extent the Company conducts business outside the United States, it intends to do so through licenses, joint ventures or other contractual arrangements for the development, manufacturing and marketing of its products. No assurance can be given that the Company will be able to establish foreign operations successfully through such a plan, or that foreign applications will avoid opposition and be approved. No assurance can be given that the foreign coverage will be available or that the manufacturing and marketing of its products through such licenses, joint ventures other arrangements will be commercially successful. The Company might also have greater difficulty obtaining proprietary protection for its products and technologies outside the United States and enforcing its rights in foreign courts.

For clinical investigation and marketing outside the United States, the Company also is subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely for European countries both within and outside the European Union ("EU"). Outside the United States, the Company's ability to market a product is contingent upon receiving a marketing authorization from the appropriate regulatory authority. At present, foreign marketing authorizations are applied for at a national level, although with the EU certain registration procedures are available to companies wishing to market their products in more than one EU member state. If the regulatory authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a marketing authorization will be granted. The system for obtaining marketing authorizations within the EU registration system is a dual one in which certain products, such as biotechnology and high technology products and those containing new active substances, will have access to a central regulatory system that provides registration throughout the entire EU. Other products will be registered by national authorities in individual EU member states, operating on a principle of mutual recognition. This foreign regulatory approval process includes, at least, all of the risks associated with FDA approval set forth above. The Company could possibly have greater difficulty in obtaining any such approvals and also might find it more difficult to protect its intellectual property abroad.

DEPENDENCE UPON KEY PERSONNEL AND CONSULTANTS

The Company is highly dependent upon its officers and directors, as well as its Scientific Advisory Board members, consultants and collaborating scientists. Except for its seven full-time employees, each of the Company's officers, directors, advisors and consultants devotes only a portion of his or her time to the Company's business and for the most part are involved with other substantially full-time activities. The loss of certain of these individuals, including, without limitation, Jeffrey M. Jonas, M.D., the Company's President and Chief Executive Officer, could have a material adverse effect on the Company unless the Company could promptly hire qualified replacements. The Company maintains a key-man life insurance policy on Dr. Jonas in the amount of only $3 million. Although the Company has entered into letters of employment with many of its full-time employees, officers and consultants, such letters of employment do not contain provisions which would prevent any of them from resigning at any time.

Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any of such persons, or an inability to attract, retain and motivate any additional highly skilled employees required for the expansion of the Company's activities, could have a material adverse effect on the Company. There can be no assurance that the Company will be able to retain its existing personnel or to attract additional qualified employees and such failure likely would have a material adverse effect on the Company.

LACK OF MANUFACTURING FACILITIES

In order to successfully commercialize its product candidates, the Company must be able to manufacture its products in commercial quantities, in compliance with regulatory requirements, at acceptable costs and in a timely manner. The manufacture of the types of biopharmaceutical products that are likely to be developed by the Company present several risks and difficulties. For example, the manufacture of M-Vax, O-Vax and other compounds the Company may develop for use in the Company's current and future products and technologies is complex, can be difficult to scale-up when large scale production is required and can be subject to delays, inefficiencies and poor or low yields of quality products. The Company may also be subject to risks relating to the expense, or unavailability of, products and compounds manufactured or sold by third parties which are required for use on a comparative basis in clinical trials and studies for the Company's products. There can be no assurance that the Company will be able to procure such products and compounds at an acceptable cost or in sufficient quantities without delays or other adverse effects upon the Company's development programs.

The Company currently has interim manufacturing capacity which it believes is reasonably adequate to support the commencement of the clinical programs and expects to expand its manufacturing staff and facilities, to establish an additional facility or facilities and to contract with third parties to assist it with production. There can be no assurance that the Company will be able to obtain from third party manufacturers adequate supplies in a timely fashion for commercialization, or that commercial quantities of any such products, if approved for marketing, will be available from contract manufacturers at acceptable costs. In the event the Company proceeds with establishing a full-scale commercial manufacturing facility, the Company will require substantial additional funds and will be required to hire and train significant numbers of employees and comply with the extensive regulations applicable to such a facility. There is no assurance that AVAX will be able to develop a current Good Manufacturing Practices ("cGMP") manufacturing facility sufficient for all clinical trials or commercial-scale manufacturing. The cost of manufacturing certain products may make them prohibitively expensive. In addition, in order to successfully commercialize its product candidates, the Company may be required to reduce the cost of production, and there can be no assurance that the Company will be able to do so.

COMPETITION

The Company's proposed cancer immunotherapy business is characterized by intensive research efforts and intense competition. Many companies, research institutes, hospitals and universities are working to develop products and processes in the Company's fields of research. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than the Company and include, among others, Schering Plough Corporation, Chiron Corporation, Bristol-Myers Squibb and Johnson & Johnson. Certain of such companies have experience in undertaking testing and clinical trials of new or improved products similar in nature to that which the Company is developing. In addition, certain competitors have already begun testing similar compounds or processes and may introduce such products or processes before the Company. Accordingly, other companies may succeed in developing products earlier than the Company or that are more effective than those proposed to be developed by the Company. Further, it is expected that competition in the Company's field will intensify. There can be no assurance that the Company will be able to compete successfully in the future.

RISK OF PRODUCT LIABILITY

Should the Company develop and market any products, the marketing of such products, through third-party arrangements or otherwise, may expose the Company to product liability claims. Though the Company presently carries product liability insurance, there can be no assurance that such insurance will protect the Company against all claims of product liability. The Company may be required to indemnify its licensor against certain product liability claims incurred as a result of the products developed by the Company. The Company's licensors have not made, and are not expected to make, any representations as to the safety or efficacy of the inventions covered by the license or as to any products which may be made or used under rights granted therein or thereunder. In addition, it is possible that license and collaborative agreements which the Company may enter into in the future may also include similar insurance requirements. There can be no assurance that in the future adequate insurance coverage will be available in sufficient amounts or at a reasonable cost, or that a product liability claim or recall would not have a material adverse effect on the Company.

UNCERTAINTY OF PRODUCT PRICING AND REIMBURSEMENT; HEALTH CARE REFORM AND RELATED MEASURES

The levels of revenues and profitability of pharmaceutical and/or biotechnology products and companies may be affected by efforts of governmental and third party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. The United States Congress continually considers a number of legislative and regulatory reforms that may affect companies engaged in the health care industry in the United States. Pricing constraints on the Company's products, if approved, could have a material adverse effect on the Company. Although the Company cannot predict whether these proposals will be adopted or what effects such proposals may have on its business, the existence and pendency of such proposals could have a material adverse effect on the Company in general. In addition, the Company's ability to commercialize potential pharmaceutical and/or biotechnology products may be adversely affected to the extent that such proposals have a material adverse effect on other companies that are prospective collaborators with respect to any of the Company's product candidates.

In addition, in the United States and elsewhere, sales of medical products and services are dependent in part on the availability of reimbursement to the consumer from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that these products will be considered cost effective and that reimbursement to the consumer will be available or will be sufficient to allow the Company to sell their products on a competitive basis. See "Risk Factors--Government Regulation; No Assurance of Product Approval."

NO ASSURANCE OF IDENTIFICATION OF ADDITIONAL PROJECTS; CERTAIN INTERLOCKING RELATIONSHIPS; POTENTIAL CONFLICTS OF INTEREST

The Company initially intends to be engaged primarily in the development and commercialization of the AC Vaccine technology, as well as the potential anti-cancer and anti-infective technology licensed pursuant to the Rutgers License and the potential anti-cancer technology licensed pursuant to the Texas A&M License. From time to time, if and when the Company's resources allow, the Company may explore the acquisition and subsequent development and commercialization of additional biomedical and pharmaceutical products and technologies. However, there can be no assurance that the Company will be able to identify any additional products or technologies and, even if suitable products or technologies are identified, there can be no assurance that the Company will have sufficient resources to pursue any such products or technologies in the foreseeable future.

One director of the Company is an officer of Paramount Capital Investments, LLC. Paramount Capital Investments, LLC, is a merchant bank specializing in biotechnology companies. In the regular course of its business, Paramount Capital Investments, LLC, identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, Delaware corporate law requires that any transactions between the Company and any of its affiliates be on terms that, when taken as a whole, are substantially as favorable to the Company as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, neither Paramount Capital Investments, LLC, nor any other person is obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, and there can be no assurance, and purchasers of the Common Stock should not expect, that any biomedical or pharmaceutical product or technology identified by Paramount Capital Investments, LLC, or any other person in the future will be made available to the Company. In addition, certain of the officers, directors, consultants and advisors to the Company may from time to time serve as officers, directors, consultants or advisors to other biopharmaceutical or biotechnology companies. There can be no assurance that such other companies will not in the future have interests in conflict with those of the Company.

CONTROL BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

The Company's directors, executive officers and principal stockholders beneficially own approximately 44% of the outstanding shares of Common Stock. Accordingly, the Company's executive officers, directors, principal stockholders and certain of their affiliates have the ability to exert substantial influence over the direction and policies of the Company and, if they choose to act in concert, the election of the Company's Board of Directors and the outcome of issues submitted to the Company's stockholders.

VOLATILITY OF STOCK PRICE

The market price of the Common Stock like that of many other development-stage public pharmaceutical or biotechnology companies, may be highly volatile. Factors such as announcements of technological innovations or new commercial products by the Company or its competitors, disclosure of results of pre-clinical and clinical testing, adverse reactions to products, governmental regulation and approvals, developments in patent or other proprietary rights, public or regulatory agency concerns as to the safety of any products developed by the Company and general conditions may have a significant or adverse effect on the market price of the Common Stock. Also, the trading price of the Common Stock may respond to quarterly variations in operating results, announcements of innovations or new products by the Company or its competitors and other events or factors, including, but not limited to, the sale or attempted sale of a large amount of such securities into the market. In addition, market fluctuations may adversely affect the market prices of such securities.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE

As of July 28, 1998, 8,332,169 shares of Common Stock were issued and outstanding of which the Company believes that, other than those shares registered in the offering to which this Prospectus relates (this "Offering"), only 1,490,269 shares of Common Stock are "restricted securities" and under certain circumstances may, in the future, be sold in compliance with Rule 144 under the Securities Act of 1933 (the "Act"), unless they are held by "affiliates" of the Company as that term is used under the Act. In general, under Rule 144 as currently in effect, subject to the satisfaction of certain conditions and certain manner of sale and notice requirements, including the requirement that there is adequate current public information with respect to the Company as contemplated by Rule 144, a person (or persons whose shares are aggregated), including persons who may be deemed an affiliate of the Company as that term is defined under the Act, who beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed (i) the greater of one percent of the total number of outstanding shares of the same class, or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the sale. A person who presently is not and who has not been an affiliate of the Company for at least three months immediately preceding the sale and who has beneficially owned the shares of Common Stock for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations described above.

In addition, the Company has issued and outstanding, or issuable, warrants and options to purchase an aggregate of 3,989,993 shares of Common Stock (including 1,365,000 unissued shares of Common Stock issuable under the 1992 Stock Option Plan and excluding 37,337 shares of Common Stock underlying the Placement Warrants that are being registered in this Offering). Any employee, officer or director of the Company who acquired his or her shares prior to the effective date of the Registration Statement at a time when the Company was not subject the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or who holds vested options as of the effective date of the Registration Statement, pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701. Rule 701 permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the effective date of the Registration Statement.

The Company also has 4,603,158 shares of Common Stock that are issuable upon conversion of shares of Series B Convertible Preferred Stock, par value $.01 per share ("Series B Preferred Stock"). Certain of the stockholders and holders of shares of Common Stock issuable upon exercise of Series B Preferred Stock (including shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock issuable upon exercise of Series B Placement Warrants), and other warrants of the Company, have certain demand and piggyback registration rights. The Company's current Registration Statement, to which this Prospectus relates, pertains to the resale of up to 526,559 shares of Common Stock and the Company may, in the future, agree to register other shares of Common Stock held by eligible persons' including officers of the Company, on Form S-8 relating to shares of Common Stock issuable upon exercise of such persons' stock options or warrants, including, without limitation, under its 1992 Stock Option Plan. Exercise of any registration rights could involve substantial expense to the Company.

In addition, the vesting dates for the shares issuable upon exercise of the Company's stock options are also subject to acceleration under certain circumstances, including certain changes in control of the Company, subject to certain exceptions.

Holders of the Company's warrants and options are likely to exercise them when, in all likelihood, the Company could obtain additional capital on terms more favorable than those provided by warrants and options. Further, while these warrants and options are outstanding, the Company's ability to obtain additional financing on favorable terms may be affected adversely by the presence of such securities and the terms thereof. No prediction can be made as to the effect, if any, that the availability of such shares for sale will have on the market prices that may be quoted from time to time on the Nasdaq SmallCap Market. Nevertheless, the possibility that substantial amounts of the Common Stock may be sold in the public market may adversely affect the prevailing market prices for the Common Stock and could impair the Company's ability to raise capital in the future through the sale of equity securities. Actual sales or the prospect of future sales of shares of the Common Stock, whether such shares are "restricted shares" under Rule 144, or are otherwise eligible for resale without restriction, may have a depressive effect upon the price of the Common Stock and the market therefor.

LIMITED PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

The Common Stock is listed for quotation on the Nasdaq SmallCap Market. There can be no assurance that there will be an active trading market for the Common Stock during or after this Offering. The absence of an active trading market would reduce the liquidity of an investment in the Common Stock. To the extent that brokerage firms act as market makers, they may be a dominating influence in any market that might develop, and the degree of participation by such firms may significantly affect the price and liquidity of the Common Stock. These firms may discontinue such activities at any time or from time to time. The prices at which the Common Stock may be offered in the market will be determined by these firms and the purchasers and sellers of the Common Stock, based in part on market factors, and may not necessarily relate to the Company's assets, book value, results of operations or other established and quantifiable criteria of value. The trading price of the Common Stock, including, without limitation, any Common Stock to be offered by the Selling Shareholders, could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors and other events or factors. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many biotechnology companies and that often has been unrelated to the operating performance of such companies. These broad market fluctuations may affect adversely the market price of the Common Stock. See "Plan of Distribution."

UNCERTAINTY OF LISTING ON NASDAQ SMALLCAP MARKET; MARKET ILLIQUIDITY

Although the Common Stock has been approved for initial listing and quotation on the Nasdaq SmallCap Market, such market has recently adopted stricter continuing listing criteria, which the Company is required to meet. Accordingly, continued inclusion of the Common Stock on the Nasdaq SmallCap Market pursuant to the recently adopted stricter standards requires that: (i) the Company have net tangible assets of $2,000,000, or a market capitalization of $35 million or more, or net income in two of the three most recent fiscal years of at least $500,000; (ii) the Company's public float have a market value of at least $1 million and a public float of at least 500,000 shares; (iii) the minimum bid price for the Common Stock be at least $1.00 per share; (iv) the Common Stock have at least two active market makers and be held of record by at least 300 shareholders and (v) the Company adhere to certain corporate governance provisions. . For purposes of determining compliance with the public float requirements, shares of stock held by officers, directors and 10%-or-greater stockholders are excluded. There can be no assurance that the Company and the Common Stock will continue to satisfy the requirements for maintaining a listing on the Nasdaq SmallCap Market.

If the Company is unable to satisfy the continuing maintenance requirements as they may be in effect or applied from time to time, the Common Stock may be delisted from the Nasdaq SmallCap Market. In such event, trading, if any, in the Common Stock would thereafter probably be conducted on the OTC Bulletin Board or in the over-the-counter market through the National Quotation Bureau (the "pink sheets") and the Company would again be required to comply with the Nasdaq SmallCap Market's initial listing criteria in order to have the Common Stock re-approved for listing and quotation thereon. Consequently, the liquidity of the Common Stock could be impaired materially and adversely, not only in the number of securities that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts' and media coverage of the Company, which could result in lower prices for the Common Stock than might otherwise be attained and could also result in a larger spread between the bid and asked prices for the Common Stock. See "Risks of Low Price Stock; Possible Effect of `Penny Stock' Rules on Liquidity for the Common Stock."

RISKS OF LOW-PRICED STOCK; POSSIBLE EFFECT OF "PENNY STOCK" RULES ON LIQUIDITY FOR THE COMMON STOCK

The Exchange Act requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. The Securities and Exchange Commission's (the "Commission") regulations generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on the Nasdaq SmallCap Market, subject to certain trade reporting requirements, and any equity security issued by an issuer that has (i) net tangible assets of at least $2 million, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5 million, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6 million, if such issuer has been in continuous operation for less than three years. Though the Company believes that it currently meets the net tangible assets test, there can be no assurance that the Company will meet the requirements of the foregoing financial exceptions. Thus, if the price per share of the Common Stock were to be less than $5.00 per share and the Company was unable to continue to meet the requirements for listing on the Nasdaq SmallCap Market, failure to qualify under one of the foregoing exceptions would require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. In any event, even if the Common Stock were exempt from such restrictions, they would remain subject to Section 15(b)(6) of the Exchange Act, which gives the Commission the authority to prohibit any person that engages in unlawful conduct while participating in a distribution of penny stock from associating with a broker-dealer or participating in a distribution of penny stock, if the Commission finds that such a restriction would be in the public interest. Accordingly, if the Common Stock is subject to the rules on penny stocks, the market liquidity for such securities could be materially and adversely affected.

In addition, if the Common Stock fails to meet the minimum market price, the net tangible asset or the annual revenue tests set forth above, but is quoted on the OTC Bulletin Board (as to which there can be no assurance), then trading in the Common Stock would be regulated pursuant to Rules 15-g-1 through 15-g-6 and 15-g-9 promulgated under the Exchange Act for non-National Association of Securities Dealers Automotive Quotation System and non-exchange listed securities. Under such rules, broker-dealers who recommend such securities to persons other than established customers and "accredited investors" must make a special written suitability determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to this transaction. Securities are exempt from these rules if the market price of the Common Stock is at least $5.00 per share. Consequently, such Exchange Act rules may affect the ability of broker-dealers to make a market in such shares and may affect the ability of holders of Common Stock to sell in the secondary market.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $.01 per share, of which 300,000 shares are authorized for issuance as shares of Series B Preferred Stock, of which approximately 202,275 are issued and outstanding as Series B Preferred Stock or reserved for issuance upon the exercise of Series B Placement Warrants as of July 28, 1998. As of July 28, 1998, the Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the new series of preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, other than those already authorized for issuance upon exercise of the Placement Warrants, there can be no assurance that the Company will not do so in the future.

The Company is subject to Section 203 of the General Corporation Law of the State of Delaware which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. The foregoing provisions could have the effect of discouraging others from making tender offers for the Company's shares and, as a consequence, they also may inhibit fluctuations in the market price of the Company's shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company.

YEAR 2000

Pursuant to the Company's Year 2000 Plan, the Company is currently evaluating its computerized systems to assure that the transition to the Year 2000 will not disrupt the Company's operations. The Company also intends to evaluate the systems of its key suppliers, vendors and other collaborators. Presently, the Company does not believe that Year 2000 compliance will result in material investments by the Company, nor does the Company anticipate that the so-called Year 2000 problem will have any material adverse effect on the business, operations or financial performance of the Company. There can be no assurance, however, that the Year 2000 problem will not adversely affect the Company and its business, particularly in an indirect manner by virtue of any problems encountered by third parties with whom it does business.

NO DIVIDENDS

The Company has never paid cash dividends on its capital stock and does not anticipate paying any cash dividends for the foreseeable future.

                                 USE OF PROCEEDS

The Company will not receive any proceeds from the sale of shares by the Selling Securityholders. The Company is not expected to receive any proceeds from the exercise of the Placement Warrants since the Placement Warrants may be exercised pursuant to a cashless exercise provision. In the event that the Placement Warrants are exercised for cash, the Company intends to use such net cash proceeds (after estimated offering expenses of this Offering of approximately $785,000 for general working capital purposes. Proceeds, if any, from the exercise for cash of all the Placement Warrants, before deduction of estimated expenses of this Offering, would be approximately $2,841,450. Whether, how and to what extent any of the Placement Warrants will be exercised, and whether the Placement Warrants are exercised for cash or not, cannot be predicted by the Company.


                             SELLING SECURITYHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of Common Stock by the Selling Securityholders as of July 28, 1998 and the Shares offered hereby by such Selling Securityholders.

                                                                                           Shares        Percentage
                                               Shares Currently            Amount to     Owned after     Owned after
Selling Securityholder                              Owned                 be Offered      Offering        Offering
---------------------                          -----------------         -----------   ---------------  ----------------
The Aries Domestic Fund, L.P. (1)                 175,217                   175,217              0               *
The Aries Fund, A Cayman Island Trust (1)         351,342                   351,342              0               *
                                                  -------                   -------
TOTAL                                             526,559                   526,559
                                                  =======                   =======

-----------
*    Represents less than 1.0 %.

(1) Includes shares of Common Stock issuable upon conversion of the Series B Preferred Stock at the reset conversion rate of $3.83 per share, shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock issuable upon exercise of the Series B Placement Warrants, and shares of Common Stock issuable upon exercise of the Bridge Placement Warrants.

Each Selling Securityholder may, but is not required to, sell all of the shares of Common Stock shown in the column entitled "Amount of Shares to be Offered". The Selling Securityholders and any broker-dealers that act in connection with the sale of the Common Stock as principals may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any commission received by them and any profit on the resale of such securities as principals might be deemed to be underwriting discounts and commissions under the Act. The Selling Securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of such securities certain liabilities, including liabilities arising under the Act. The Company will not receive any proceeds from the sales of the Common Stock by the Selling Securityholders, although the Company may receive proceeds from the exercise of the Placement Warrants. Sales of the shares of Common Stock by the Selling Securityholders, or even the potential sale of such shares, may have an adverse effect on the market price of the Common Stock.

At the time a particular offer for Common Stock is made, as herein contemplated, by or on behalf of the Selling Securityholder, to the extent required, a Prospectus will be distributed by the Selling Securityholder which will set forth the number of shares of Common Stock being offered and the terms of this Offering, including the name or names of any underwriters, dealers or agents, if any, and to the extent that an underwriter is involved, the purchase price paid by any underwriter for shares purchased from the Selling Securityholder and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

The Selling Securityholders have not had any position, office or other material relationship with the Company or any of its predecessors or affiliates within the past three years. The Aries Domestic Fund, L.P. and The Aries Fund, A Cayman Island Trust are private investment funds managed by Dr. Lindsay A. Rosenwald, a substantial shareholder and former director of the Company and the sole owner of Paramount.

                              PLAN OF DISTRIBUTION

A total of 526,559 shares of Common Stock are being directly offered for sale by the Selling Securityholders to the public. The Selling Securityholders may, but are not required to, sell, directly or through brokers, the shares of Common Stock in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the shares of Common Stock within the meaning of the Act, although the offering of these securities will not be underwritten by a broker-dealer firm. Sales in the market may be made to broker-dealers making a market in the Common Stock or other broker-dealers, and such broker-dealer, upon their resale of such securities, may be deemed to be "Selling Securityholders" in this Offering. The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Securityholders. Pursuant to the terms under which the Series B Preferred Stock and Placement Warrants were issued and sold, the Company has agreed to indemnify the Selling Securityholders against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that the Selling Securityholders may incur under the Act.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Company will bear all costs and expenses of the registration under the Act and certain state securities laws of the Common Stock and any discounts or commissions payable with respect to sales of such securities.

From time to time, this Prospectus will be supplemented and amended as required by the Act. During any time when a supplement or amendment is so required, after notice from the Company, the Selling Securityholders are required to cease sales until the Prospectus has been supplemented or amended.

The Selling Securityholders have advised the Company that they may from time to time, without limitation or notice to the Company, directly to purchasers or through underwriters, brokers, dealers or agents, sell all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Common Stock within the meaning of the Act. The Company will receive no proceeds from the sale of such securities. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders in all open market transactions. The Company will pay all other expenses of this Offering.

The Company has advised the Selling Securityholders that no NASD member participating in this Offering may receive compensation in excess of 8% of the proceeds of the sale of such shares. In addition, the terms and arrangements of any underwritten offering must be filed with the NASD for its review pursuant to
Section 2710 of the NASD's Corporate Financing Rules.

The Company has informed the Selling Securityholders that the anti-manipulation provisions of Regulation M promulgated under the Exchange Act may apply to the sales of their shares offered hereby. The Company has advised the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the Common Stock offered hereby.

The Selling Securityholders may from time to time purchase shares of Common Stock in the open market. The Selling Securityholders have been notified that they should not commence any distribution of Common Stock unless they have terminated their purchasing and bidding for Common Stock in the open market as provided in applicable securities regulations, including, without limitation, Regulation M.

                                     EXPERTS

The financial statements of AVAX Technologies, Inc. (formerly Walden Laboratories, Inc.), at December 31, 1997 and for the years ended December 31, 1996 and 1997, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                  LEGAL COUNSEL

Legal matters relating to the Offering will be passed upon for the Company by Roberts, Sheridan & Kotel, a Professional Corporation, New York, New York, counsel to the Company. Members of such firm beneficially own an aggregate of 45,899 shares of Common Stock upon the conversion of all shares of Series B Preferred Stock owned by them.


                               RECENT DEVELOPMENTS

In consideration of the agreement with the Company of certain holders of Series B Preferred Stock to extend the lock-up period with respect to their shares of Common Stock issuable upon conversion of their respective shares of Series B Preferred Stock, such holders became subject to an additional "Reset Event", such that the Company became obligated to issue additional shares of Common Stock to such holders in the event that the average closing bid price of the Common Stock for the 30 consecutive trading days immediately preceding July 10, 1998 was less than $5.175 per share (135% of the then applicable conversion price).

The average closing bid price of the Common Stock for the 30 consecutive trading days immediately preceding July 10, 1998 was, in fact, approximately $3.15. Accordingly, each such holder became entitled to receive approximately 16.7 additional shares of Common Stock for each share of Series B Preferred Stock that they owned as of July 10, 1998. As a result of the Reset Event, the Company issued an aggregate of 3,027,164 shares of Common Stock in July for no additional consideration to those holders of Series B Preferred Stock who had agreed to the lock-up and had not converted their Preferred Stock to Common Stock as of July 10, 1998.

================================================================================


    No dealer,  salesman or any other  person has been
authorized  to  give   information   or  to  make  any
representations  not contained in this Prospectus and,
if given or made, such information or  representations
must not be relied upon as having been  authorized  by
the Company.  This  Prospectus  does not constitute an
offer of any  securities  other than those to which it
relates or an offer to sell, or a  solicitation  of an
offer  to sell or a  solicitation  of an  offer to buy
any of the securities  offered hereby to any person in
any   jurisdiction   in   which   such  an   offer  or
solicitation  would be unlawful.  Neither the delivery
of  this  Prospectus  nor  any  sales  made  hereunder
shall,   under   any    circumstances,    create   any
implication that the information contained herein is correct as of any time subsequent to the date hereof.


                 --------------------

                  TABLE OF CONTENTS



FORWARD LOOKING STATEMENTS........................2

AVAILABLE INFORMATION.............................3

DOCUMENTS INCORPORATED BY REFERENCE...............3

PROSPECTUS SUMMARY................................4

COMPANY SUMMARY...................................4

OFFERING SUMMARY..................................6

RISK FACTORS......................................7

USE OF PROCEEDS..................................20

SELLING SECURITYHOLDERS..........................20

PLAN OF DISTRIBUTION.............................21

EXPERTS..........................................22

LEGAL COUNSEL....................................22

RECENT DEVELOPMENTS..............................22

================================================================================

                                    _________


                                 526,559 Shares

                             AVAX TECHNOLOGIES, INC.


                                  Common Stock








                              ____________________

                                   PROSPECTUS
                                September 1, 1998
                              ____________________







================================================================================